Exhibit 10.28

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

COMMERCIAL MANUFACTURING AGREEMENT

This Commercial Manufacturing Agreement (“Agreement”) is made this 30th day of December, 2005, by and between Cardinal Health PTS, LLC, having a place of business at 14 Schoolhouse Road, Somerset, NJ 08873 (“Cardinal Health”) and CollaGenex Pharmaceuticals, Inc. (“Client”), having its principal place of business at 41 University Drive, Suite 200, Newtown, PA 18940.

WHEREAS, Cardinal Health provides contract pharmaceutical development, manufacturing, packaging, analytical, and sales and marketing services to the pharmaceutical industry.

WHEREAS, Client has certain technology relating to the certain pharmaceutical products and wants Cardinal Health to assist in the manufacturing and testing on such products as provided in this Agreement and the attachments hereto.

WHEREAS, Client desires to engage Cardinal Health to provide certain services to Client in connection with the processing of Client’s Product (defined below); and Cardinal Health desires to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1                                 “Affiliate(s)” means any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a party. For purposes of this definition, “control” shall mean the ownership of at least fifty percent (50%) of the voting share capital of such entity or any other comparable equity or ownership interest.

1.2                                 “API” means the active pharmaceutical ingredient set forth in Exhibit A which has been released by Client and provided to Cardinal Health, along with a certificate of analysis, as provided in this Agreement.

1.3                                 “Applicable Laws” means all laws, ordinances, rules and regulations within the Territory applicable to the Processing of the Product or any aspect thereof and the obligations of Cardinal Health or Client, as the context requires under this Agreement, including, without limitation, (A) all applicable federal, state and local laws and regulations of each Territory; (B) the U.S. Federal Food, Drug and Cosmetic Act, and (C) the Good Manufacturing Practices promulgated by the Regulatory Authorities, as amended from time to time (“GMPs”). Applicable Laws shall also include all laws, ordinances, rules and regulations applicable in Territories added to this Agreement in an amendment to this Agreement, solely to the extent Client or its designee has provided written copies of such laws to Cardinal Health prior to Cardinal Health’s Processing Product under this Agreement. Copies of all laws shall be in the English language.

1.4                                 “Batch” means defined quantity of formulated bulk drug product which is Manufactured and Packaged in accordance with the Specifications.

1.5                                 “Calendar Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1 of any calendar year.

1.6                                 “Cardinal Health Materials” shall have the meaning set forth in Article 12.

1.7                                 “Change Order” shall have the meaning set forth in Section 4.5(A).

1.8                                 “Commencement Date” means the first date upon which a Regulatory Authority approves Cardinal Health as a manufacturer of one of the Products.

1.9                                 “Confidential Information” is as defined in Section 11.2.

1.10                           “Contract Year” means each consecutive twelve (12) month period beginning on the Commencement Date.

1.11                           “Client Materials” shall have the meaning set forth in Article 12.

1.12                           “Defective Product” shall have the meaning set forth in Section 5.2.

1.13                           “Dispute” shall have the meaning set forth in Section 18.9.

1.14                           “Dosage Container” means any final dosage form container(s) the parties may agree upon in writing from time to time.

1.15                           “Effective Date” means the date this Agreement was fully executed.

1.16                           “Facilities” means Cardinal Health’s facilities located in Winchester, Kentucky, USA or such other facility as agreed by the parties.

1.17                           “FDA” means the United States Food and Drug Administration.

1.18                           “Firm Commitment” shall have the meaning set forth in Section 4.2.

1.19                           “Minimum Requirement” shall have the meaning set forth in Section 4.1.

1.20                           “Process” or “Processing” means the manufacturing and/or packaging of the API and Raw Materials into Product in accordance with the Specifications and the terms and conditions set forth in this Agreement.

1.21                           “Processing Date,” means the day on which the Product is to be compounded by Cardinal Health.

1.22                           “Product” means the fully compounded bulk drug product Processed and packaged in accordance with the Specifications.

1.23                           “Purchase Order” shall have the meaning set forth in Section 4.3.

1.24                           “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship the Product in accordance with the Specifications, as provided in Exhibit A, but not including the API.

1.25                           “Regulatory Approval” shall have the meaning set forth in Section 7.4.

1.26                           “Regulatory Authority” means any governmental regulatory authority within a Territory involved in regulating any aspect of the development, manufacture, market approval, sale, distribution, packaging or use of the Product.

1.27                           “Rolling Forecast” shall have the meaning set forth in Section 4.2.

1.28                           “Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Exhibit A, which are hereby incorporated by reference into this Agreement, along with any valid amendments or modifications thereto, subject to the terms and conditions set forth in Article 8.

1.29                           “Term” shall have the meaning set forth in Section 15.1.

1.30                           “Territory” means the United States of America and any other country which the parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

1.31                           “Unit Pricing” shall have the meaning set forth in Section 7.1.

1.32                           “Validation Batches” shall mean each Batch of Product manufactured by Cardinal Health which is necessary to support the validation portion of Client’s NDA or ANDA submission to the FDA.

ARTICLE 2
VALIDATION, PROCESSING & RELATED SERVICES

2.1                                 Validation Services. Cardinal Health shall perform the qualification, validation and stability services described in Exhibit A and Exhibit B of this Agreement for the prices specified therein.

2.2                                 Supply and Purchase of Product. During the Term, Cardinal Health shall Process the Products in accordance with the Specifications, the Applicable Laws and the terms and conditions of this Agreement. Client shall purchase the Product from Cardinal Health in accordance with the terms and conditions of this Agreement.

2.3                                 Other Related Services. Cardinal Health shall provide other services upon terms and conditions agreed to by the parties in writing from time to time.

ARTICLE 3
MATERIALS

3.1                                 API. Client shall supply to Cardinal Health for Processing, at Client’s sole cost, the API and applicable reference standards in quantities sufficient to meet Client’s requirements for each Product as further set forth in Article 4. Prior to delivery of any of the API or reference standard to Cardinal Health for Processing, Client shall provide to Cardinal Health a copy of the API Material Safety Data Sheet (“MSDS”), as amended, and any subsequent revisions thereto. Client shall supply the API, reference standards, and Certificate of Analysis FOB the Facility no later than sixty (60) days before the scheduled Processing Date upon which such API will be used by Cardinal Health. Upon receipt of the API, Cardinal Health shall conduct identification testing of the API. Cardinal Health shall use the API solely and exclusively for Processing under this Agreement.

3.2                                 Raw Materials. Cardinal Health shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing. In certain instances, Client may require a specific supplier to be used for Raw Material. In such an event, the suppliers will be specified in the Specifications, and Client shall be responsible for the timeliness, quantity and quality of supply of such Raw Materials. If the cost of any such Raw Material is greater than Cardinal Health’s costs for the same raw material of equal quality from other suppliers, Cardinal Health shall add the difference between Cardinal Health’s cost of the Raw Material and Client’s mandated supplier’s cost to the Unit Price of the Product. Client will be responsible for all costs associated with qualification of a new supplier of a Raw Material not previously qualified by Cardinal Health. Unless a particular Raw Material can be replaced with the same raw material from another supplier, Cardinal Health shall not be liable for any delay in delivery of Product if (A) Cardinal Health is unable to obtain, in a timely manner, a particular Raw Material necessary to Process the Product, and (B) Cardinal Health placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment.

3.3                                 Artwork and Packaging. If applicable, Client shall provide or approve, prior to the procurement of applicable components, all artwork, advertising and packaging information necessary to Process the Product. Such artwork, advertising and packaging information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Cardinal Health following the termination of this Agreement, or during the Term of this Agreement in any manner other than solely for the purpose of performing its obligations hereunder.

3.4                                 Reimbursement for Materials. In the event of (A) a Specification change for any reason, (B) termination or expiration of this Agreement; or (C) obsolescence of any Raw Material, Client shall bear the cost of any unused Raw Materials, provided that Cardinal Health purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the supplier’s minimum purchase obligations.

ARTICLE 4
MINIMUM COMMITMENT, PURCHASE ORDERS & FORECASTS

4.1                                 Minimum Requirement. During each Contract Year, the parties acknowledge that Client is not obligated to buy any specific amount of Product under this Agreement, except for the quantities that Client shall actually order through such binding purchase orders, as specified in Section 4.3 below, and in minimum order quantities as specified in Exhibit B.

4.2                                 Forecast. On or prior to the tenth (10th) calendar day of each month, beginning at least four months prior to the anticipated Commencement Date, Client shall furnish to Cardinal Health a written commercially reasonable rolling forecast of Product quantities for the twelve months following the month in which such forecast is submitted, that reflects both (a) quantities subject to Purchase Orders pursuant to this Agreement and (b) additional quantities of Product that Client reasonably expects to order from Cardinal Health during such period (“Rolling Forecast”). The first three (3) months of each Rolling Forecast shall constitute a firm order for Product and binding commitment to submit Purchase Orders for the quantities of Product specified therein (“Firm Commitment”) and the following nine (9) months of the Rolling Forecast shall be non-binding, good faith estimates for planning purposes only and shall not constitute binding commitments by Client to purchase Product.

4.3                                 Purchase Orders. At least 90 days prior to the desired delivery date, Client shall submit a firm, binding, non-cancelable purchase order for that latest month’s Firm Commitment portion of the Rolling Forecast, (“Purchase Order”) specifying requested delivery dates for each Batch. In the event of a conflict between the terms of any Purchase Order and this Agreement, this Agreement   shall   control. Notwithstanding   the   foregoing,   Cardinal   Health   shall   use commercially reasonable efforts to supply Client with quantities of Product which are in excess of the quantities specified in the Firm Commitment, subject to Cardinal Health’s other supply commitments and manufacturing and equipment capacity.

4.4                                 Cardinal Health’s Cancellation of Purchase Orders. Notwithstanding the terms and conditions set forth in Section 4.5 below, Cardinal Health reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Client, and Cardinal Health shall have no further obligations or liability with respect to such Purchase Order if Client refuses or fails to make scheduled deliveries of the API.

4.5                                 Client’s Modification or Cancellation.

A.                                   Client may modify the delivery date, Specifications or quantity of Product in such Purchase Order only by submitting a written change order (“Change Order”) to Cardinal Health at least thirty (30) business days in advance of the earliest scheduled Processing Date for the Processing covered by the change order. Such change order shall be effective and binding against Cardinal Health only upon the written approval of Cardinal Health, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment portion of the Rolling Forecast.

B.                                     Notwithstanding any amounts due to Cardinal Health under section 4.4 or Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall, within thirty (30) days of receipt of invoice, pay to Cardinal Health the Unit Price for all Units that would have been Processed if Client has placed Purchase Orders sufficient to satisfy the Firm Commitment.

4.6                                 Unplanned Delay or Elimination of Processing. Cardinal Health shall use commercially reasonable efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. Cardinal Health shall provide Client with as much advance notice as possible (and will use its best efforts to provide at least fifteen (15) days advance notice where possible) if Cardinal Health determines that any Processing will be delayed or eliminated for any reason.

4.7                                 Inspection of Processing. Client may base up to two (2) representatives at the Facilities to observe the Processing provided that Client provide Cardinal Health at least ten (10) days advance written notice of the attendance of such Client representatives. Client shall indemnify and hold harmless Cardinal Health for any action or activity of such representatives while on Cardinal Health’s premises.

ARTICLE 5
TESTING; SAMPLES; RELEASE

5.1                                 Discrepant Test Results. In the event of a disagreement between the parties regarding whether the Product meets the warranty in Section 10.1, the parties shall cause a mutually agreeable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged defective Product. The independent party’s results shall be final and binding. Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by the party found responsible.

5.2                                 Replacement of Defective Product. In accordance with the terms set forth in this Agreement, Cardinal Health shall replace, as soon as practicable and at its sole expense, all Product that does not comply with the warranty in Section 10.1 (“Defective Product”) or credit any payments made by Client for such Batch of Defective Product. THE OBLIGATION OF CARDINAL HEALTH TO (A) REPLACE DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT FOR DEFECTIVE PRODUCT AND (B) REIMBURSE CLIENT FOR API LOST IN THE DEFECTIVE BATCH, SUBJECT TO THE LIMITATIONS IN SECTION 16.1 SHALL BE CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS ARTICLE FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

5.3                                 Supply of Material for Defective Product. In the event Cardinal Health reprocesses Product pursuant to Section 5.2, above, Client shall supply, at its sole cost, Cardinal Health with sufficient quantities of the Drug Substance in order for Cardinal  Health  complete  such reprocessing.

ARTICLE 6
DELIVERY

6.1                                 Delivery. Cardinal Health shall tender the Product for delivery, F.O.B. the Facility once Cardinal Health’s Certificate of Analysis for such Batch designates the Batch meets the Specifications. Client shall be responsible for all costs and risk of loss associated with shipment of the Product. Client shall qualify at least three (3) carriers to ship the Product and then designate the priority of such qualified carriers to Cardinal Health.

6.2                                 Failure to Take Delivery. If Client fails to take delivery on any scheduled delivery date, Client shall be invoiced on the first day of each month for the stored Product and reasonable administration and storage costs. For each such batch of undelivered Product, Client agrees that:  (A) Client has made a fixed commitment to purchase such Product, (B) risk of ownership for such Product passes to Client, (C) such Product shall be on a bill and hold basis for legitimate business purposes, (D) if no delivery date is determined at the time of billing, Cardinal Health shall have the right to ship the Product to Client within four months after billing, and (E) Client will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of Cardinal Health’s control. Within five (5) days following a written request from Cardinal Health, Client shall provide Cardinal Health with a letter confirming items (A) through (E) of this Section for each Batch of undelivered Product.

ARTICLE 7
PRICING AND PAYMENT

7.1                                 Unit Pricing. Client shall pay to Cardinal Health the unit pricing set forth on Exhibit B (“Unit Pricing”) for all Product. In the event Client requests services other than Processing Product, Cardinal Health shall provide a written quote of the fee for such additional services and Client shall advise Cardinal Health whether it wishes to have such additional services performed by Cardinal Health.

7.2                                 Price Increase. The Unit Pricing shall be adjusted on an annual basis, effective on each January 1st, upon at least sixty (60) days written notice from Cardinal Health to Client.

7.3                                 Taxes; Duty. All taxes, duties and other amounts assessed on the Raw Materials, API or the Product prior to or upon sale to Client are the responsibility of Client, and Client shall reimburse Cardinal Health for any such taxes, duties or other expenses paid by Cardinal Health.

7.4                                 Product Approval. Notwithstanding the terms set forth above, Client shall use its best efforts to expedite and obtain all regulatory approvals necessary for Cardinal Health to commence production at the Facility (“Regulatory Approvals”).

7.5                                 Payment Terms. Cardinal Health shall invoice Client for all Product as shipped in accordance with Section 6.1, and payment for such invoices shall be due within thirty (30) days after the date of such invoice. In the event payment is not received by Cardinal Health on or before the thirtieth (30th) day after the date of the invoice, then such unpaid amount shall accrue interest at the rate of one percent (1%) per month until paid in full.

ARTICLE 8
CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Cardinal Health, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change. Cardinal Health shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner. As soon as possible after a request is made for any change in Specifications, Cardinal Health shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require. Client shall pay all costs associated with such agreed upon changes. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.

ARTICLE 9
RECORDS; REGULATORY MATTERS

9.1                                 Batch Records and Data. Within thirty (30) days following the completion of Processing of each batch, Cardinal Health shall provide Client with properly completed copies of Batch records prepared in accordance with the Specifications; provided, however, that if testing reveals an out-of-Specification result, Cardinal Health shall provide such Batch records within 10 days following resolution of the out-of Specification result.

9.2                                 Recordkeeping. Cardinal Health shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Processing under this Agreement, including all information required to be maintained by all Applicable Laws. Such information shall be maintained in forms, notebooks and records for a period of at least two (2) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

9.3                                 Regulatory Compliance. Client shall be solely responsible for all permits and licenses required by any regulatory agency with respect to the Product and the Processing under this Agreement, including any product licenses, applications and amendments in connection therewith. Cardinal Health will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the Facility. During the Term, Cardinal Health will assist Client with all regulatory matters relating to Processing under this Agreement, at Client’s request and at Client’s expense. Each party intends and commits to cooperate to satisfy all Applicable Laws relating to Processing under this Agreement.

9.4                                 Governmental Inspections and Requests. Cardinal Health shall immediately advise Client if an authorized agent of any Regulatory Authority visits the Facility concerning the Processing of the Product. Cardinal Health shall furnish to Client a copy of the report by such Regulatory Authority, if any, within ten (10) days of Cardinal Health’s receipt of such report. Further, upon receipt of a Regulatory Authority request to inspect the Facilities or audit

Cardinal Health’s books and records with respect to Processing under this Agreement, Cardinal Health shall immediately notify Client, and shall provide Client with a copy of any written document received from such Regulatory Authority.

9.5                                 Recall. In the event Cardinal Health believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Cardinal Health shall immediately notify Client in writing. Cardinal Health will not act to initiate a recall, field alert, Product withdrawal or field correction without the express prior written approval of Client, unless otherwise required by Applicable Laws. In the event Client believes a recall, field alert, Product withdrawal or field correction may be necessary with respect to any Product provided under this Agreement, Client shall immediately notify Cardinal Health in writing and Cardinal Health shall provide all necessary cooperation and assistance to Client. The cost of any recall, field alert, Product withdrawal or field correction shall be borne by Client unless such recall, field alert, Product withdrawal or field correction is caused solely by Cardinal Health’s breach of its obligations under this Agreement or Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by Cardinal Health. For purposes hereof, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such recall, withdrawal or correction, and replacement of the Defective Product to be recalled, in accordance with Article 5.

9.6                                 Quality Agreements. Within six (6) months following the execution of this Agreement, the parties shall execute a Quality Agreement in substantially the form attached to this Agreement as Exhibit C. The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein. In the event of a conflict between the terms of this Agreement and the Quality Agreement, this Agreement shall control.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1                           Cardinal Health. Cardinal Health represents and warrants to Client that at the time of delivery of the Product as provided in Section 6.1, such Product will conform to and will have been Processed in conformance with the Product Specifications and Applicable Laws. THE LIMITED WARRANTY SET FORTH IN THIS SECTION 10.1 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF NON-INFRINGEMENT AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE WARRANTY EXPRESSED IN THIS SECTION 10.1, CARDINAL HEALTH MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROCESSING OR THE PRODUCT.

10.2                           Client. Client represents, warrants and covenants to Cardinal Health that:

A.                                   The Client-Supplied Materials will comply with all applicable Specifications, will have been produced in compliance with the Applicable Laws, and will be provided in accordance with the terms and conditions of this Agreement and the applicable Project Plan;

B.                                     It has all necessary authority and all right, title and interest in and to any Intellectual Property related to each Product that is the subject of this Agreement and any Project Plan;

C.                                     No specific safe handling instructions are applicable to the Product or to and any Client-Supplied Materials, except as disclosed to Cardinal Health in writing by the Client in sufficient time for review and training by Cardinal Health prior to delivery;

D.                                    All Product delivered to Client by Cardinal Health will be held, used and/or disposed of by the Client in accordance with all applicable laws, rules and regulations;

E.                                      Client will comply with all laws, rules, regulations and guidelines applicable to Client’s performance under this Agreement and its use of any materials or Products provided by Cardinal Health under this Agreement or any Project Plan; and

F.                                      Client will not release any Batch of Product if the required Certificates of Analysis indicate that the Product does not comply with the Specifications;

G.                                     The content of all artwork provided to Cardinal Health complies with all Applicable Laws;

H.                                    Client has all necessary authority and right, title and interest in and to any copyrights, trademarks, trade secrets, patents, inventions and developments related to the Product, the manufacture thereof, and any Product artwork; and

I.                                         The work to be performed by Cardinal Health under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent or other rights held by any person or entity.

10.3                           Mutual. Each party hereby represents and warrants to the other party that:

A.                                   Such party (1) is duly organized, validly existing and in good standing under the laws of the state in which it is organized, (2) has the power and authority and the legal right to own and operate its property and assets, and to carry on its business as it is now being conducted, and (3) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such party’s ability to perform its obligations under the Agreement;

B.                                     Such party (1) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and thereunder and (2) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

C.                                     This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms;

D.                                    All necessary consents, approvals and authorizations of all agencies and other persons required to be obtained by such party in connection with the Agreement have been obtained; and

E.                                      The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (1) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such party and (2) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such party.

ARTICLE 11
CONFIDENTIAL INFORMATION

11.1                           Mutual Obligation. Cardinal Health and Client agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law or regulation; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its affiliates which (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Section, and (C) agree to be bound by the terms of this Section, provided, however, that only an affiliate to which such Confidential Information is actually disclosed and received will be bound by the terms of this Section.

11.2                           Definition. As used in this agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Client, or any of their respective representatives or affiliates, to the other or its representatives or affiliates, whether furnished before, on or after the date of this agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this agreement and its terms.

11.3                           Exclusions. Confidential Information does not include, however, information concerning Cardinal Health or Company which (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this agreement, or (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.

11.4                           Survival. The obligations of this Article 11 will terminate five (5) years from the expiration of this Agreement.

11.5                           Proprietary Information. The party receiving Proprietary Information will obtain no right of any kind or license under any patent application or patent by reason of this Agreement. All Proprietary Information will remain the sole property of the party disclosing such information or data.

11.6                           Return of Confidential Information. Upon termination of this Agreement, the party to which Proprietary Information has been disclosed will, upon request, promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the party transmitting such Proprietary Information, will promptly destroy the same and certify such destruction to the transmitting party; except for a single copy thereof which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.

ARTICLE 12
INTELLECTUAL PROPERTY

12.1                           Improvements etc. to Product. All improvements, developments, derivatives or modifications to the Product, all results from any process development or validation concerning Product or any stability studies of Product, and all rights to any methods concerning Product which are developed or validated under this Agreement, shall in every case be owned exclusively by Client.

12.2                           Improvements etc. to Cardinal Health Materials. Subject to Section 12.1, all Cardinal Health Materials, and all improvements, developments, derivatives or modifications to the Cardinal Health Materials, shall be owned exclusively by Cardinal Health.

12.3                           Improvements etc. to Client Materials. Subject to Sections 12.1 and 12.2, all Client Materials, and all improvements, developments, derivatives or modifications to the Client Materials, shall be owned exclusively by Client, provided, however, that Client hereby grants to Cardinal Health a non-exclusive, royalty-free license to use any and all right, title, and interest in the Client Materials as may be necessary for Cardinal Health to perform its obligations under this Agreement.

12.4                           Further Assurance. In relation to intellectual property arising under this Agreement, each party agrees to assist the other party, at the other party’s request and expense, in preparing and prosecuting patent applications and patent extensions or in obtaining or maintaining other forms of protection on any such intellectual property which the other party owns pursuant to this Article 12. Each party warrants that all persons (including without limitation its employees and sub-contractors) performing activities in relation to the Project will be engaged on terms consistent with the provisions of this Article 12.

12.5                           Definition of “Cardinal Health Materials”. For purposes hereof, “Cardinal Health Materials” means all Cardinal Health proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by Cardinal Health (except where licensed by, or originating from, Client or its Affiliates) in developing, formulating, manufacturing, filling, processing or packaging of liquid solutions or pharmaceuticals and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing, including any container, pouch, vial, ampoule or other form of liquid container developed by Cardinal Health.

12.6                           Definition of “Client Materials”. For purposes hereof, “Client Materials” means all proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by the Client (except where licensed by, or originating from Cardinal Health or its Affiliates relating to the Product or the active ingredient or formulation therof).

ARTICLE 13
INDEMNIFICATION

13.1                           Indemnification by Cardinal Health. Cardinal Health shall indemnify and hold harmless Client, its Affiliates, directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from any negligence, willful misconduct or breach of this Agreement by Cardinal Health, except to the extent that any of the foregoing arises out of or results from the breach of this Agreement by Client or the negligence or willful misconduct of Client.

13.2                           Indemnification by Client. Client shall indemnify and hold harmless Cardinal Health, its Affiliates, directors, officers employees and agents from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement; (B) any manufacture, sale, promotion, distribution or use of or exposure to the Product, including, without limitation, product liability or strict liability; (C) Client’s exercise of control over the Processing under this Agreement, to the extent that Client’s instructions or directions violate applicable law or regulation; (D) any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights provided by Client; or (E) any negligence or willful misconduct by Client, except to the extent that any of the foregoing arises out of or results from the breach by Cardinal Health of this Agreement, or the negligence or willful misconduct of Cardinal Health.

13.3                           Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the party seeking indemnification promptly notifying the indemnifying party of any claim or liability of which the party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), cooperating with the indemnifying party in the defense of any such claim or liability (at the indemnifying party’s expense), and not compromising or settling any claim or liability without prior written consent of the indemnifying party.

ARTICLE 14
INSURANCE

14.1                           Cardinal Health. Cardinal Health shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:  (A) Commercial General Liability insurance with per-occurrence and general aggregate limits of not less than $1,000,000; (B) Products and Completed Operations Liability Insurance with per- occurrence and general aggregate limits of not less than $5,000,000; (C) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000; (D) Professional Services Errors & Omissions Liability Insurance with per claim and aggregate limits of not less than $1,000,000 covering sums that Cardinal Health becomes legally obligated to pay as damages resulting from claims made by Client for errors or omissions committed in the conduct of the services outlined in the Agreements. In lieu of insurance, Cardinal Health may self-insure any or a portion of the above required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Cardinal Health shall obtain a waiver from any insurance carrier with whom Cardinal Health carries Workers’ Compensation insurance releasing its subrogation rights against Client. Client shall be named as an additional insured under the Commercial General Liability and Products and Completed Operations Liability insurance policies as respects the manufacturing services outlined in this Agreement. Cardinal Health shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Client as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

14.2                           Client Insurance. Client shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the term of this Agreement:  (A) Products and Completed Operations Liability Insurance with per-occurrence and general aggregate limits of not less than $10,000,000; (B) Workers’ Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than $1,000,000; (C) All Risk Property Insurance, including transit coverage, in an amount equal to full replacement value covering Client’s property while it is at Cardinal Health’s facility or in transit to or from Cardinal Health’s facility. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than three (3) years following the termination or expiration of this Agreement. Client shall obtain a waiver from any insurance carrier with whom Client carries Workers’ Compensation insurance releasing its subrogation rights against Cardinal Health. Client shall obtain a waiver from any insurance carrier with whom Client carries Property Insurance releasing its subrogation rights against Cardinal Health. Client shall not seek reimbursement for any property claim, or portion thereof, that is not fully recovered from Client’s Property Insurance policy. Cardinal Health and its Subsidiaries and Parent Corporation shall be named as additional insureds under the Products and Completed Operations Liability insurance policies as respects the products and completed operations outlined in this Agreement. Client shall furnish certificates of insurance for all of the above noted policies and required additional insured status to Cardinal Health as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

ARTICLE 15
TERM AND TERMINATION

15.1                           Term. This Agreement shall commence on the Effective Date and shall continue for a period of four (4) Contract Years, unless earlier terminated under Section 15.2 below (the “Term”).

15.2                           Termination by Either Party.

A.                                   Material Breach. Either party may terminate this Agreement effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Agreement and fails to cure such breach by the end of such sixty (60) day period; provided, however, that failure to pay amounts due under this Agreement within fifteen (15) days after such payments are due (as set forth in Section 7.5) shall constitute cause for immediate termination of this Agreement, or at Cardinal Health’s discretion, Cardinal Health shall be relieved of any further obligation to perform under this Agreement until all outstanding payments are brought current.

B.                                     Bankruptcy. Either party may terminate this Agreement effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

15.3                           Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination. The rights and obligations of the parties shall continue under Sections 5, 7, 9, 10, 11, 12, 13, 16, 17 and 18, and Sections 3.4, 6.2, 15.3, notwithstanding expiration or termination of this Agreement.

ARTICLE 16
LIMITATIONS OF LIABILITY

16.1                           CARDINAL HEALTH SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED API OR OTHER CLIENT-SUPPLIED MATERIALS WHETHER OR NOT SUCH API OR CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO FINISHED PRODUCT.

16.2                           CARDINAL HEALTH’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID BY CLIENT TO CARDINAL HEALTH FOR THE SERVICES OR BATCH OF PRODUCT GIVING RISE TO SUCH LIABILITIES, CLAIMS OR OBLIGATIONS.

16.3                           NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 17
NOTICE

Any notice from either party to the other party will be effective upon receipt and must be personally delivered to such party, sent to such party by deposit in the United States mail, first class, postage prepaid or telecopy transmission (with written confirmation copy to follow via United States mail) or delivered by a reliable overnight delivery service, to the address for such party below or such other address as a party may designate from time to time:

To Client:	CollaGenex Pharmaceuticals, Inc. 41 University Drive, Suite 200 Newtown, PA 18940 Attn:

With a copy to:

To Cardinal Health:	Cardinal Health PTS, LLC 14 Schoolhouse Road Somerset, NJ 08873 Attn: Vice President, Business Development, Solid Oral Pharmaceuticals Facsimile: (732) 537-6493

With a copy to:	Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 Attn: Associate General Counsel, Pharmaceutical Technologies and Services Facsimile: (614) 757-5051

ARTICLE 18
MISCELLANEOUS

18.1                           Entire Agreement; Amendments. This Agreement is the entire understanding between the parties and supersedes any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.

18.2                           Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.

18.3                           Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4                           No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5                           Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6                           Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.

18.7                           Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an affiliate or to a successor to substantially all of the business or assets of the assigning company.

18.8                           Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey, excluding its conflicts of law provisions.

18.9                           Alternative Dispute Resolution. If a dispute, controversy or disagreement (“Dispute”) arises between the parties in connection with this Agreement, then the Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Client for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.

18.10                     Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs in such proceeding.

18.11                     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

18.12                     Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Client. For purposes of this Section, Cardinal Health, its affiliates, parent or related entities shall be deemed to be a single creditor.

18.13                     Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation, acts of God, fires, floods, or weather; strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, shortages in transportation; provided, however, that if Cardinal Health cannot complete an order within ninety (90) days due to any such cause, Client may terminate this Agreement without liability to Cardinal Health.

18.14                     Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

IN WITNESS WHEREOF, the parties have caused their duly authorized representative to execute this Agreement effective as of the date first written above.

CARDINAL HEALTH PTS, LLC		COLLAGENEX PHARMACEUTICALS INC.

By:	/s/ David Wood	By:	/s/ Colin Stewart
Name:	David Wood	Name:	Colin Stewart
Its:	VP/GM Controlled Release	Its:	President and CEO
	2-21-06		3-1-06

 EXHIBIT A

SPECIFICATIONS

Specification #:  TBD
Effective Date:  TBD
Revision #:  01
Date Revised:  11/15/05

ORACEA Controlled Release 40 mg Capsules SPECIFICATIONS:
US Release Specifications

A.	Test		Specifications

	1.	Appearance: Visual Inspection of 10 capsules	[**]
	2.	Average Content – Doxycycline:	[**]
	3.	Non-parent peaks:	[**]
	4.	Identification (HPLC):	[**]
	5.	Identification (TLC):	[**]
	6.	Uniformity of Dosage Units	[**]
	7.	Loss on Drying: USP <731> 1-2g, 105°C, 4 (±l) hours	[**]

8.	Dissolution:

		Time (hours)	Percent Dissolved
		2.0	[**]% [**]
		4.0	[**]% [**]

Specification #:  TBD
Effective Date:  TBD
Revision #:  01
Date Revised:  11/15/05

B.                                    Sampling Plan:

One representative sample of the lot shall be submitted to the Cardinal Health Winchester Analytical Laboratory of the tests listed.

C.                                    References:

1.                                       Current USP/NF

2.                                       CardinalHealth Test Methods:  ATM-CFD-M0001.00, ATM-CFD-M0002.00, and ATM-CFD-M0003.00.

Specification #:  TBD
Effective Date:  TBD
Revision #:  01
Date Revised:  11/15/05

ORACEA Controlled Release 40 mg Capsules SPECIFICATIONS:
European Union Release Specifications

B.	Test		Specifications

	1.	Appearance: Visual Inspection of 10 capsules	[**]
	2.	Average Content – Doxycycline:	[**]
	3.	Non-parent peaks:	[**]

	4.	Identification (HPLC):	[**]
	5.	Identification (TLC):	[**]
	6.	Uniformity of Dosage Units	[**]
	7.	Loss on Drying: USP <731> 1-2g, 105°C, 4 (±l) hours	[**]

8.	Dissolution:

		Time (hours)	Percent Dissolved
		2.0	[**]% [**]
		4.0	NLT [**]% [**]

Specification #:  TBD
Effective Date:  TBD
Revision #:  01 Date
Revised:  11/15/05

B.                                    Sampling Plan:

One representative sample of the lot shall be submitted to the Cardinal Health Winchester Analytical Laboratory of the tests listed.

C.                                    References:

1.                                       Current USP/NF, European Pharmacopoeia

2.                                       CardinalHealth Test Methods:  ATM-CFD-M0001.00, ATM-CFD-M0002.00, and ATM-CFD-M0003.00.

Specification #:  TBD
Effective Date:  TBD
Revision #:  01
Date Revised:  11/15/05

ORACEA SPECIFICATIONS:

(Doxycycline Immediate Release Pellets)

	Test		Specifications

A.	Immediate Release Pellets:

	1.	Appearance: Visual Inspection	[**]
	2.	Average Content – Doxycycline:	[**]
	3.	Identification:	[**]
	4.	Loss on Drying: USP <731> 1-2g, 105°C, 4 (±l) hours	[**]

	8.	Dissolution:	Time: 30 minutes:
% Dissolved: [**]%

Specification #:  TBD
Effective Date:  TBD
Revision*:  01
Date Revised:  11/15/05

B.                                    Sampling Plan:

One representative sample of the lot shall be submitted to the Cardinal Health Winchester Analytical Laboratory of the tests listed.

C.                                    References:

1.                                       Current USP/NF, European Pharmacopoeia

2.                                       CardinalHealth Test Methods:  ATM-CFD-M0001.00, ATM-CFD-M0002.00.

Specification #:  TBD
Effective Date:  TBD
Revision#:  01
Date Revised:  11/15/05

ORACEA SPECIFICATIONS:

(Doxycycline Delayed Release Pellets)

C.	Test		Specifications

	1.	Appearance: Visual Inspection	[**]
	2.	Average Content – Doxycycline:	[**]
	3.	Identification (HPC):	[**]
	4.	Loss on Drying: USP<731> 1-2g, 105°C, 4 (±l) hours	[**]

8.	Dissolution:

Time (hours)	Percent Dissolved
2.0	[**]% [**]%
4.0

Specification #:  TBD
Effective Date:  TBD
Revision #:  01
Date Revised:  11/15/05

B.                                    Sampling Plan:

One representative sample of the lot shall be submitted to the Cardinal Health Winchester Analytical Laboratory of the tests listed.

C.                                    References:

1.                                       Current USP/NF, European Pharmacopoeia

2.                                       CardinalHealth Test Methods:  ATM-CFD-M0001.00, ATM-CFD-M0002.00.

EXHIBIT B

UNIT PRICING, FEES AND MINIMUM REQUIREMENT

UNIT PRICING

Product	Dosage Form	Minimum Campaign Size	Minimum Annual Requirement	Initial Unit Price
Doxycycline Monohydrate	Capsule	8mm units	[**]	$	[**] per thousand capsules
Doxycycline Monohydrate	Capsule	12mm units	[**]	$	[**] per thousand capsules
Doxycycline Monohydrate	Capsule	20mm units	[**]	$	[**]per thousand capsules

The above pricing includes all raw material ingredients, processing and testing. It does not include the cost of the Active Pharmaceutical Ingredient (“API”) or the cost of product stability analytical testing.

ADDITIONAL FEES

Annual Stability Testing	TBD

EXHIBIT C

FORM OF QUALITY AGREEMENT

To Be Attached